Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sonnet Biotherapeutics Holdings, Inc. (to be filed on May 20, 2020) of our report dated March 20, 2020, on the financial statements of Relief Therapeutics SA as of December 31, 2019 and 2018 and for the years then ended. Our report on the financial statements of Relief Therapeutics SA includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern.

/s/ Mazars SA

Franck Paucod
Swiss CPA

Vincent Pichard
US CPA

Geneva
May 20, 2020